Zurich Life Insurance Company of New York
New York, New York

ERISA LOAN RIDER

As used in this Rider, "Contract" means the Contract to which this Rider is attached. This Rider forms a part of the contract to which it is attached. It expires concurrently with the Contract and is subject to all the provisions, definitions, limitations and conditions of the Contract not changed by this Rider. The applicable provisions of this Rider apply and take precedence over contrary contract provisions as to coverage issued under the Contract to a plan described in Section 401(a) or 403(b) of the Code if subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Reference to the "Code" in the sections cited is to the Internal Revenue Code of 1986, as amended.

It is hereby agreed that the Contract to which this Rider is attached is amended as follows:

LOANS

At any time prior to the annuity date, an ERISA loan may be requested. Fixed account value equal to an annuitant's loan will be assigned as security for the loan at the time it is made. Any additional fixed account value required as security beyond existing value will be obtained by transfer from the separate account, if any. The maximum ERISA loan amount available is the largest loan amount which, when added to the outstanding balance of all other qualified plan loans, does not exceed the lesser of $50,000 (reduced by the excess of the highest outstanding loan balance on all qualified plan loans during the 12 month period ending on the day before the loan is made over any loan amount outstanding on the date the loan is made) or fifty percent of an annuitant's Contract Value. The minimum ERISA loan amount available is $1,000. We may defer the granting of an ERISA loan for six months from the date of our receipt of a written loan request.

LOAN INTEREST

The ERISA loan interest rate is declared each month. It is based upon the Moody's Corporate Bond Yield Average - Monthly Average Corporates (rounded to the nearest .25%) for the calendar month ending two months before the date on which the loan is taken (the "ERISA Rate"). If the Average is no longer published, the rate used in its place will be that set by law or by regulation of the insurance supervisory official of the state in which the Contract is issued.

The loan interest rate is an annual rate. It is compounded daily, and is based on the declared interest rate at the time the loan is established. .

We will notify the annuitant of the initial ERISA loan interest rate declared and of any change in the rate. We will send the annuitant notice of a change in the rate 30 days prior to the loan anniversary.

LOAN REPAYMENT

A loan may be repaid in full or in part at any time prior to the annuity date. After a loan has been made, repayment of the loan will be due on February 1, May 1, August 1 and November 1 of each year.

Repayment of debt will be applied first to reduce that portion of the debt that is attributed to loan interest and then to that portion of debt that is attributed to loan principal.

If a loan is in default, no additional loans are permitted until the initial loan is paid in full.

All loans must be repaid prior to any transfer of an annuitant's account value to another insurer.

Failure to make timely repayment of the loan will result in a taxable distribution and possible tax penalties.

INTEREST APPLIED TO LOAN VALUE ASSIGNED AS SECURITY

While a loan exists, that portion of an annuitant's Contract Value remaining in the fixed account to secure the debt will earn interest at the daily equivalent of the annual loan interest rate reduced by not more than 2.50%.

LOAN AGREEMENT

An annuitant must sign a loan agreement in the form prescribed by us to be eligible for a loan. The loan will also be subject to the terms of such agreement to the extent not inconsistent with the terms of this Rider. The loan must be approved by the annuitant's plan administrator. The annuitant's spouse, if any, must consent to any loan over $5,000.

Signed for the Zurich Life Insurance Company of New York at its home office in New York, New York.


/s/ Jeffrey A. Worf                         /s/ Jim Harlin
-----------------------------------         ------------------------------------
           Secretary                                   President